CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions “Legal Opinions and Experts” and “Experts” as an “Independent Registered Public Accounting Firm” and to the use of our report dated May 16, 2007 on Nuveen Tax-Advantaged Dividend Growth Fund in the Registration Statement (Form N-2) and related Prospectus and Statement of Additional Information of Nuveen Tax-Advantaged Dividend Growth Fund filed with the Securities and Exchange Commission in this Pre-Effective Amendment No. 2 to the Registration Statement under the Securities Act of 1933 (Registration No. 333-142318) and in this Amendment No. 2 to the Registration Statement under the Investment Company Act of 1940 (Registration No. 811-22058).

/s/    ERNST & YOUNG LLP

Chicago, Illinois

May 22, 2007